Exhibit 99.2

FOR IMMEDIATE RELEASE

CatchMark Announces Launch of Public Offering of Class A Common Stock

ATLANTA, March 13, 2018 – CatchMark Timber Trust, Inc. (CatchMark) has commenced an underwritten offering of 4,500,000 shares of its Class A common stock and expects to grant the underwriters a 30-day option to purchase up to an additional 675,000 shares of Class A common stock in the offering.

Raymond James, Citigroup, Stifel, and RBC Capital Markets are serving as joint book-running managers for the offering.

The public offering is made only by means of a prospectus supplement under CatchMark’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-218466). Copies of the preliminary prospectus supplement for the offering may be obtained by contacting: Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com; or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th floor, New York, New York 10281, Attention: Equity Syndicate or by calling toll free at (877) 822-4089.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About CatchMark

CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 520,800 acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.

*As	of December 31, 2017.

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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com

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